EXHIBIT 10.1

AMENDED TRANSITION AGREEMENT

THIS AMENDED TRANSITION AGREEMENT (this “Amended Agreement”) is made and entered into and effective this 23rd day of December , 2022, by and between SHYAM K. REDDY (“Executive”) and BLUELINX CORPORATION, a Georgia corporation (“Company”). The term “Company,” when used in this Amended Agreement, includes its parent, subsidiaries or affiliates (including specifically BlueLinx Holdings Inc.) and their respective predecessors, successors, and assigns. Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A.            Executive is employed as the SVP, Chief Legal and Sustainability Officer and Corporate Secretary of Company. The terms of Executive’s employment are governed by that certain Employment Agreement dated May 3, 2017 by and among Company, Executive, and, with respect to Sections 3(a), 3(c) and 3(e) therein, BlueLinx Holdings Inc., as amended by that First Amendment to Employment Agreement dated June 8, 2018 by and between Company and Executive (the “Employment Agreement”).

B.            Executive and Company entered into a transition agreement on September 29, 2022 (“Agreement”) regarding a change in Executive’s role and termination of employment with the Company effective December 31, 2022 (“Termination Date”).

C.            Company desires to postpone the Termination Date to June 30, 2023 (the “Modified Termination Date”) and provide Executive with certain additional compensation to retain him through the Modified Termination Date, and Executive is in agreement with such revised terms of employment with Company.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to modify the Agreement to read as follows:

1.             End of Employment; Transition. Executive’s employment with Company will terminate on the Modified Termination Date. Executive shall cease to serve as SVP, Chief Legal and Sustainability Officer and Corporate Secretary of Company, effective on the date that a new General Counsel or equivalent officer takes office in such capacity prior to the Modified Termination Date (the “Transition Date”) and shall thereafter provide transition services as contemplated in Section 2 below through the Modified Termination Date. Until the Transition Date and except as otherwise stated herein, Executive’s employment will continue to be governed by this Amended Agreement and his Employment Agreement; thereafter and through the Modified Termination Date and except as otherwise stated herein, Executive’s employment will be governed by this Amended Agreement. Though Executive shall remain employed with Company through the Modified Termination Date, Executive shall no longer hold a corporate office or official position of any kind effective as of the Transition Date. Without limitation of the foregoing and for purposes of clarity, Executive shall remain in the role of SVP, Chief Legal and Sustainability Officer and Corporate Secretary through the Modified Termination Date if a successor does not take the General Counsel or equivalent office by such time.

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2.            Transition Services. Subject to Section 1, Executive will remain SVP, Chief Legal and Sustainability Officer and Corporate Secretary of Company until the Transition Date and will perform such duties and functions in his normal capacity as the SVP, Chief Legal and Sustainability Officer and Corporate Secretary of Company. Thereafter and through the Modified Termination Date, Executive shall remain an employee of Company and perform such transition services as his successor, the President and Chief Executive Officer and/or Board shall reasonably request from time to time. Executive’s annual base salary with Company shall increase to Five Hundred Twenty-Five Thousand Dollars effective January 1, 2023, and shall be paid as specified in the Employment Agreement. Executive’s target annual bonus for Company’s 2023 fiscal year shall be equal to 80% of his January 1, 2023 annual base salary.

3.            Future Cooperation. Executive agrees that until the Modified Termination Date, he will cooperate with Company in the smooth transition of his duties. Executive further agrees that, notwithstanding the termination of Executive’s employment on the Modified Termination Date, Executive upon reasonable notice by Company will make himself reasonably available to Company for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; (b) providing information regarding any other matter, file, project, customer and/or client with whom or with respect to which Executive was involved while employed by, or providing services to, Company; and (c) cooperating in the investigation and/or defense of any claims of which he may have knowledge, including, but not limited to providing truthful testimony. In the event Executive is subpoenaed by any person or entity to give testimony which in any way relates to Executive’s employment by Company, Executive agrees to provide prompt notice of such request to Company and will use his reasonable best efforts to make no disclosures until Company has a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. However, no notice shall be required if Executive is prohibited by law from providing such notice. Company shall promptly reimburse Executive for any reasonable expense that he incurs in connection with providing the cooperation called for under this Section 3.

4.            Consideration.

(a)            In exchange for Executive’s transition services contemplated in the Agreement and this Amended Agreement through the Termination Date, Executive’s confirmation of the continued effect of his restrictive covenants, full release of Company in the form of the release agreement attached as Exhibit A, and Executive’s agreement to perform the other duties and obligations of Executive contained herein, Company will provide the additional consideration set forth below, subject to ordinary and lawful deductions and Sections 4(c) and (d) below:

(i)            Pay to Executive a lump sum payment equal to Five Hundred Seven Thousand Two Hundred Sixty Four Dollars, which is one (1) times the Executive’s annual Base Salary in effect immediately prior to the effective date of the Agreement (the “Severance Amount”);

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(ii)            Pay to Executive the short-term incentive bonus that would be payable to Executive under the terms of Company’s annual short term incentive plan for fiscal year 2022 had Executive remained employed at Company as SVP, Chief Legal and Sustainability Officer and Corporate Secretary through the end of fiscal year 2022 (i.e., 80% of base compensation at target, with 50% minimum and 200% maximum payouts pursuant to the terms of the 2022 short term incentive plan);

(iii)           Ensure that (a) all 3,880 performance-based restricted stock units granted to Executive in 2022 continue to vest, and to the extent vested, be settled in shares of Company common stock in the same manner and at the same time in 2025 as if Executive had remained employed by Company, and (b) all 21,821 time-based restricted stock units that are scheduled to vest in 2023 and beyond due to Executive’s continued employment (and not any other possible vesting event) vest on the Termination Date; and

(iv)           Pay to Executive a lump sum equal to twelve (12) times the portion of the monthly premium charged by the Company on January 1, 2023 pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for family coverage for calendar year 2023 that the Company bears on behalf of an active employee for such coverage.

(b)            In exchange for Executive’s transition services contemplated in this Amended Agreement from January 1, 2023 through the Modified Termination Date, Executive’s confirmation of the continued effect of his restrictive covenants, full release of Company in the form of the release agreement attached as Exhibit A, and Executive’s agreement to perform the other duties and obligations of Executive contained herein, Company will retain Executive in his current role, subject to and as described in this Amended Agreement, and provide the additional consideration set forth below, subject to ordinary and lawful deductions and Sections 4(c) and (d) below:

(i)             Pay to Executive a lump sum payment equal to Two Hundred Thousand Dollars;

(ii)            Pay to Executive a lump sum payment equal to the value of his accrued but unused paid time off as of December 31, 2022;

(iii)           Pay to Executive fifty percent of his target fiscal year 2023 short-term incentive bonus under Company’s annual short term incentive plan; and

(iv)           On January 2, 2023, grant Executive time-based restricted stock units (the “TBRSUs”) with an aggregate grant value equal to $328,125 under Company’s 2021 Long-Term Incentive Plan (“LTIP”). The TBRSUs will be subject to the terms and conditions of the LTIP and the applicable award agreement, which award agreement will be consistent with the time-based restricted stock unit award agreements evidencing the time-based restricted stock units granted to similarly situated executives in 2022 provided that (A) 50% of the TBRSUs (rounded up to the next whole share, as necessary) will vest and be settled on March 31, 2023, and (B) the remainder of the TBRSUs will vest and be settled on June 30, 2023. The actual number of TBRSUs granted to Executive pursuant to this Section 4(b)(iv) will be determined by dividing $328,125 by the average closing price of BlueLinx common stock over the twenty trading day period ending December 30, 2022.

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(c)            Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under Section 4(a) of this Amended Agreement unless, within sixty (60) days after the Termination Date, (x) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “First Release”), which has been signed by Executive no earlier than the Termination Date; and (y) the applicable revocation period under the First Release has expired without Executive having elected to revoke the First Release. The First Release shall be effective as of the day following the expiration of the applicable revocation period without Executive having elected to revoke the First Release (the “First Release Effective Date”). Any payments scheduled to be made pursuant to Section 4(a) of this Amended Agreement prior to the First Release Effective Date shall be accumulated and paid in a lump sum on the sixtieth (60th) day after the Termination Date. Executive agrees and acknowledges that he would not be entitled to the consideration described in Section 4(a) of this Amended Agreement absent execution of the First Release and expiration of the applicable revocation period without Executive having revoked the First Release.

(d)            Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under Section 4(b)(i), (ii), (iii) and (iv)(B) of this Amended Agreement unless, within sixty (60) days after the Modified Termination Date, (x) Executive has signed and delivered to Company a full Release in the form of the release agreement in the form attached hereto as Exhibit A (the “Second Release”), which has been signed by Executive no earlier than the Modified Termination Date; and (y) the applicable revocation period under the Second Release has expired without Executive having elected to revoke the Second Release. The Second Release shall be effective as of the day following the expiration of the applicable revocation period without Executive having elected to revoke the Second Release (the “Second Release Effective Date”). Any payments to which Executive becomes entitled pursuant to Section 4(b)(i), (ii), (iii) and (iv)(B) of this Amended Agreement shall be accumulated and paid in a lump sum in 2023, within 5 days following the Second Release Effective Date. Executive agrees and acknowledges that he would not be entitled to the consideration described in Section 4(b)(i), (ii), (iii) and (iv)(B) of this Amended Agreement absent execution of the Second Release and expiration of the applicable revocation period without Executive having revoked the Second Release.

(e)            As a further condition to receipt of the benefits in Section 4(a) and Section 4(b)(i), (ii), (iii) and (iv)(B) above, Executive acknowledges that these benefits are in lieu of any other amounts that he may claim to be owed to him upon the termination of his employment relationship with Company, including without limitation any severance, notice rights, payments (including special or annual bonus), and other benefits, and other amounts to which Executive may be entitled under his Employment Agreement or the laws of Georgia or any other jurisdiction, and Executive agrees not to pursue or claim any of the payments, benefits or rights set forth therein.

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(f)             If Company is required to prepare an accounting restatement due to material noncompliance by Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, Executive, to the extent required by law, will reimburse Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from Company (including such compensation payable in accordance with this Section 4) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of Company securities during that 12-month period.

5.            Other Benefits.

(a)            Nothing in this Amended Agreement, the First Release or the Second Release shall:

(i)            alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(ii)           affect Executive’s right (if any) to elect and pay for continuation of Executive’s health insurance coverage pursuant to COBRA; or

(iii)           affect Executive’s right to payment for any accrued but unused paid time off, except with respect to the payment specified in Section 4(b)(ii) above.

(b)            Company shall pay Executive:

(i)            any base salary that accrues through the Modified Termination Date and is unpaid as of the Modified Termination Date; and

(ii)            any reimbursable expenses that Executive incurs before the Modified Termination Date but are unpaid as of the Modified Termination Date (subject to Company’s expense reimbursement policy).

(c)            Company shall continue to provide Executive with customary and appropriate Directors and Officers Liability Coverage for six (6) years following the Modified Termination Date.

6.            Competitive Activity; Confidentiality; Non-Solicitation.

(a)            Executive acknowledges and agrees that, except as specifically set forth below, Section 7 of the Employment Agreement (and any related definitions) shall survive the termination of the Employment Agreement and the termination of his employment and are incorporated into this Amended Agreement by reference. Executive hereby agrees to continue to abide by the obligations in Section 7 of the Employment Agreement, as amended hereby.

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(b)            Confidential Information and Trade Secrets. Section 7(a)(i) of the Employment Agreement is hereby amended and restated as follows:

“(i)     Executive shall hold in a fiduciary capacity for the benefit of Company all Confidential Information and Trade Secrets. During Executive’s employment and for a period of two (2) years immediately following his termination of employment for any reason, Executive shall not, without the prior written consent of Company or as may otherwise be required by law or legal process, use, communicate or divulge Confidential Information other than as necessary to perform Executive’s duties for Company; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination. In addition, except as necessary to perform Executive’s duties for Company, during Executive’s employment and thereafter for the applicable period under the Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for himself or herself or any other person or entity, without the express written consent of Company. This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this Amended Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.

Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.”

(c)            Definitions. For purposes of this Amended Agreement (including Section 7(b) hereof), the following capitalized terms shall have the following meanings.

“Confidential Information” means knowledge or data relating to Company that is not generally known to persons not employed or otherwise engaged by Company, is not generally disclosed by Company, and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding product or service cost or pricing, information regarding personnel allocation or organizational structure, information regarding the business operations or financial performance of Company, sales and marketing plans, and strategic initiatives (independent or collaborative), information regarding existing or proposed methods of operation, current and future development and expansion or contraction plans, sale/acquisition plans and non-public information concerning the legal or financial affairs of Company. Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state or local law.

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“Person” means: any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Trade Secrets” means all secret, proprietary or confidential information regarding Company, BHI or any of their respective subsidiaries and affiliates or that meets the definition of “trade secrets” within the meaning set forth in O.C.G.A. § 10-1-761.”

7.            Governing Law. This Amended Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Amended Agreement shall be governed by the laws of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Amended Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The existence of any claim or cause of action by Executive against Company, including any dispute relating to the termination of Executive’s employment or under this Amended Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

8.            Severability. Whenever possible, each provision of this Amended Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amended Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality, or unenforceability is not to affect any other provision or any other jurisdiction, and this Amended Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained therein. To the extent any provision of the First Release or Second Release is deemed to be illegal, invalid, or unenforceable and Executive sues the Company, then Company may, at its sole option, void this Amended Agreement, in which case, Executive shall immediately return any payments received under Section 4 above to Company.

9.            Return of all Property and Information of Company. Except as otherwise agreed to by Company and Executive, Executive agrees to return all property of Company on or before the Modified Termination Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

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10.            No Harassing or Disparaging Conduct.

(a)            Executive further agrees and promises that Executive will not engage in, or induce other Persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company, the activities of Company, or the Releasees at any time in the future. Executive understands that this non-disparagement provision does not apply on occasions when Executive testifies or gives evidence to a court or other governmental authority and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Amended Agreement or other rights, powers, privileges, or claims not released by this Amended Agreement. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law.

(b)           Company agrees to instruct the executive officers of Company not to engage in, or induce other Persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future.  Nothing in this Section 10(b) may be used to penalize Company for any officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.

11.            No Reliance Upon Other Statements. This Amended Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Amended Agreement and the enclosed Release.

12.            Entire Agreement. This Amended Agreement, the First Release, the Second Release and Section 7 of the Employment Agreement (which are incorporated herein by this reference), contain the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Amended Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Amended Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Amended Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. Notwithstanding the foregoing, the Employment Agreement will remain in effect until the Transition Date to the extent the terms of the Employment Agreement are not inconsistent with the terms of this Amended Agreement and, if inconsistent, the terms of this Amended Agreement will control.

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13.            Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Amended Agreement.

14.            No Assignment. Neither Party may assign this Amended Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

15.            Binding Effect. This Amended Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

16.            Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Amended Agreement as set forth in such governing documents or indemnification agreement.

17.            Nonqualified Deferred Compensation.

(a)            The payments specified in Section 4(a)(i), (ii) and (iv) and Section 4(b)(ii) of this Amended Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Any payment or benefit provided pursuant to or in connection with this Amended Agreement that is considered to be deferred compensation subject to Section 409A (including but not limited to any payment specified in the first sentence of this Section 17(a) that is not, in fact, exempt from Section 409A), shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Executive and Company agree that Executive’s termination of employment is an involuntary separation from service under Section 409A.

(b)            Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A (including any transition or grandfather rules thereunder).

(c)            Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i), any payments or benefits under this Amended Agreement that are triggered by Executive’s “Separation from Service” (as determined for purposes of Section 409A) and constitute deferred compensation subject to Section 409A shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period (“Delayed Payments”) shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to Executive as soon as the 409A Deferral Period ends.

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(d)            For purposes of this Amended Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

(e)            If any payment or benefit under this Amended Agreement is subject to and not exempt from Section 409A and is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will be made or the benefit will be delivered in the subsequent year.

(f)             Notwithstanding any other provision of this Agreement, Company shall not be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A. Executive shall be solely responsible for the tax consequences with respect to any payment or benefit provided pursuant to or in connection with this Agreement, and in no event shall Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

18.            Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

19.            Interpretation of Agreement. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.

20.            Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

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IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

“Executive”

/s/ Shyam K. Reddy
Shyam K. Reddy

“Company”

BLUELINX CORPORATION

By:	/s/ Dwight Gibson
Name: Dwight Gibson
Title: President and Chief Executive Officer

EXHIBIT A

RELEASE

In consideration for the undertakings and promises set forth in that certain Amended Transition Agreement, dated as of December 23, 2022 (the “Agreement”), between SHYAM K. REDDY (“Executive”) and BLUELINX CORPORATION (“Company”), the terms of which are incorporated herein by reference, Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its parent and current and former subsidiaries and affiliates and their respective current and former officers, directors, employees, agents, insurers, benefit plans, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)            arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)            arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

(c)             based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)            based on any contract, tort, whistleblower, personal injury, wrongful discharge theory or other common law theory; or

(e)            arising under any written or oral agreements between Executive and Company or any of Company’s subsidiaries or affiliates (other than the Agreement).

Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in his favor at the time he signs this Release, and that this Release contemplates the extinguishment of any such Claim or Claims.

Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local. This provision does not prohibit Executive from filing a lawsuit challenging the validity of Executive’s waiver of claims under the ADEA.

Notwithstanding anything herein to the contrary, Company and Executive acknowledge and agree that the above release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Release, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law.

Protected Rights. Executive understands that nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Release. If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received. The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Release. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payments Executive received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any Releasee, and Executive forever waives any interest in or claim of right to any future employment by Company or any Releasee. Executive further covenants not to apply for future employment with Company or any Releasee, or to otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a)            Executive acknowledges and agrees that his waiver of rights under this Release is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Older Workers Benefit Protection Act for release or waiver of claims under the Age Discrimination in Employment Act and further complies in full with the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any and all other applicable federal, state and local laws, regulations, and orders;

(b)            Executive has carefully read and fully understands the provisions of this Release;

(c)            That the payment referred to in this Release and the Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payment is in exchange for his release of the claims referenced in this Release;

(d)            Executive is advised via this Release, to consult with an attorney before signing this Release;

(e)            Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has had the opportunity to retain his own independent counsel to render such advice;

(f)             Executive understands that this Release and the Agreement FOREVER RELEASE Company and all other Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Release;

(g)            In signing this Release and the Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, and Executive agrees that this Release will be interpreted and enforced in accordance with Georgia law;

(h)            Company hereby allows Executive no less than twenty-one (21) days from Company’s final offer to consider this Release and the Agreement, and he has had sufficient time to consider his decision to enter into this Release and the Agreement. In the event Executive executes this Release and the Agreement prior to the expiration of the aforesaid 21-day period, he acknowledges that his execution of this Release and the Agreement before the expiration of the 21-day period was knowing and voluntary and was not induced in any way by Company or any other person or entity; and

(i)            Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be delivered to and received in writing by the Chief People Officer of Company at the offices of Company at 1950 Spectrum Circle, Suite 300, Marietta, Georgia 30067. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

This Release may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Shyam K. Reddy

Dated: